Exhibit 99.2

PolyOne Corporation
33587 Walker Road
Avon Lake, OH 40012
phone 440.930.1000
www.polyone.com

December 20, 2012

Dear Spartech Associates,

The process that will ultimately result with our companies joining forces is progressing well and remains on-track for early next year.  I wanted to take a moment to provide some updates and express my enthusiasm for this deal, as well as my great appreciation for your continued focus on serving customers during this time of transition. We remain extremely excited to have you join us!

As you know, PolyOne and Spartech have participated primarily in adjacent industries over the years. We have watched as you developed a solid product portfolio of specialized solutions and earned an outstanding reputation as a leader in several industries and end markets.  At PolyOne, we are very far along on what we call our “transformation,” which at its core means strengthening our company to become a consistently growing and financially performing innovative specialty solutions provider.  As you learn more about PolyOne in the months to come, you’ll see our four-pillar strategy as a common thread.  It has been the basis of our successful transformation, and it will become your strategy as well, allowing you to take your progress and accomplishments thus far and accelerating it to even greater heights. I’d like to introduce the strategy to you now:

● ● ● ●	Specialization – which differentiates us through value- creating offerings that provide our customers with high-value and innovative solutions. PolyOne is a specialty company.

Globalization – which takes us into high-growth markets where our customers are migrating, and positions us to serve them with consistency everywhere in the world.

Operational Excellence - which means attracting and retaining the industry’s top talent and then empowering them to respond to the voice of our customers’ needs.
Commercial Excellence – which governs our activities in the marketplace -- delivering value and being recognized for it, so everyone shares in the successes.

The most important part of our strategy is the foundation upon which it stands: Our People. The PolyOne associates you’ll be joining are the reason for our success. We’re energized, innovative and are passionate in all that we do. We achieve, recognize and reward success.

Certainly, with any acquisition there will be changes, so it is natural to have anxieties. Once the acquisition has been finalized, it will allow us to begin integration and more fully open our lines of communications.  As changes take place, both at PolyOne and Spartech, you can trust that we will communicate openly, honestly and with as complete information as we are able to provide.   In the meantime, Vicki and your Spartech leadership team will continue to be your primary points of contact to maintain focus on keeping customers first!

Since we announced the acquisition in October, leadership and functional teams from both companies have been meeting and working together to better understand each other’s business processes, including sourcing, technology, manufacturing, product management and human resources.

From an acquisition procedure standpoint, in late November we received regulatory approval from the United States Federal Trade Commission (FTC), and we have made all other requisite regulatory filings. The final major milestone on the timeline will be the Spartech shareholder vote expected to take place in the first quarter of 2013, shortly after which time we expect to announce that the deal has been finalized and integration has begun.

I anticipate that 2013 will begin with tremendous activity and energy around the joining of our companies. It’s exciting, and I’m eager to begin the integration process. At the same time, we are bringing to close a year in which you worked hard to serve customers and build momentum aimed at creating a stronger and more innovative Spartech.  I’d like to congratulate you on your solid fourth quarter performance, capping a year in which you made important progress and improvements.

In closing, I extend my best wishes to you and your family for a happy and healthy holiday season and a safe and prosperous new year – one in which PolyOne and Spartech will grow, innovate and succeed together!

Sincerely,
Stephen D. Newlin
Chairman, President and Chief Executive Officer